Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (333-48402, 333-50135, 333-130396 and 333-135863) of Lakeland Financial Corporation of our reports, dated February 7, 2008, with respect to the consolidated financial statements of Lakeland Financial Corporation and the effectiveness of internal control over financial reporting, which reports appear in this Annual Report on Form 10-K of Lakeland Financial Corporation for the year ended December 31, 2007.

/s/Crowe Chizek and Company LLC
Crowe Chizek and Company LLC

South Bend, Indiana

February 29, 2008